Exhibit 16.1

McGladrey & Pullen

Certified Public Accountants

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We were previously the independent accountants for Commonwealth Biotechnologies, Inc., and February 18, 2003 we reported on the financial statements of Commonwealth Biotechnologies, Inc. as of December 31, 2002 and 2001, and for each of the two years then ended. On May 28, 2003, we resigned as independent accountants of Commonwealth Biotechnologies, Inc. We have read Commonwealth Biotechnologies, Inc.’s statements included under Item 4 of its Form 8-K for June 4, 2003, and we agree with such statements.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

May 28, 2003